Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 24, 2021, with respect to the consolidated financial statements of The Cheesecake Factory Incorporated and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Los Angeles, California

June 10, 2021